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                                  EXHIBIT 10.9

                           AGREEMENT WITH SHAREHOLDERS

         THIS AGREEMENT dated as of August 18, 1998, by and among Jack Henry & Associates, Inc., a Delaware corporation ("Jack Henry"), and certain officers and directors of Peerless Group, Inc., a Delaware corporation ("Peerless"), who are signatories hereto (each, a "Shareholder" and collectively, the "Shareholders").

         WHEREAS, simultaneously with the execution and delivery of this Agreement, Jack Henry and Peerless are entering into an Agreement and Plan of Merger ("Merger Agreement"), whereby, among other things, upon the terms and subject to the conditions thereof, (i) a newly formed subsidiary of Jack Henry will be merged with and into Peerless in accordance with the General Corporation Law of the State of Delaware (the "Merger") and (ii) each share of common stock, par value $.01 per share, of Peerless (the "Shares") issued and outstanding at the effective time of the Merger will be converted into the right to receive $7.25 per share in common stock, par value $.01 per share, of Jack Henry; and

         WHEREAS, consummation of the Merger Agreement and the transactions contemplated therein is conditioned upon the affirmative vote of the holders of a majority of the Shares; and

         WHEREAS, in order to induce Jack Henry to enter into the Merger Agreement, each undersigned Shareholder desires to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Jack Henry and the Shareholders agree as follows.


         1. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder hereby severally represents and warrants to Jack Henry as follows: (a) each Shareholder has good and marketable title to such Shareholder's Shares as set forth on Schedule A, free and clear of any liens, encumbrances, restrictions on transfer or rights of others, except for those liens, encumbrances, restrictions on transfer and rights of others listed on Schedule B; (b) the execution and delivery of this Agreement and the consummation of the transactions herein provided, do not and will not violate any agreement binding upon any Shareholder; and (c) this Agreement is the valid and binding agreement of each Shareholder enforceable against each Shareholder in accordance with its terms.

         2. REPRESENTATIONS AND WARRANTIES OF JACK HENRY. Jack Henry hereby represents and warrants to the Shareholders that this Agreement has been duly authorized by all necessary corporate action on the part of Jack Henry, has been duly executed by a duly authorized officer of Jack Henry and constitutes a valid and binding agreement of Jack Henry enforceable against Jack Henry in accordance with its terms.

         3. COVENANTS. From the date hereof, each Shareholder severally agrees not to take any of the following actions so long as this Agreement remains in effect: (a) either directly or indirectly sell, transfer, pledge (except for pledges in place on the date hereof), assign, hypothecate or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, hypothecation or other disposition of such Shareholder's Shares or rights to obtain any Shares; and (b) either directly or indirectly grant any proxy to any person regarding his ownership of any Shares, deposit any Shares into a voting trust or enter into a voting agreement regarding such Shares that would be inconsistent with the terms of this Agreement. Each Shareholder agrees and consents to the entry of stop transfer instructions with Peerless against the transfer of any Shares in violation of subparagraph (a) above.

         4. VOTING AGREEMENT; PROXY. For so long as this Agreement is in effect, each Shareholder agrees that:

            (a) He shall vote, or cause to be voted, all of his Shares in favor of the approval and adoption of the Merger as provided for in the Merger Agreement and the transactions contemplated therein.


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            (b) In any meeting of the stockholders of Peerless called to consider the Merger and in any action by consent of the stockholders of Peerless with respect to the Merger, he shall vote or cause to be voted all of his
Shares: (i) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Peerless under the Merger Agreement or of such Shareholder under this Agreement; and (ii) against any action or agreement that would impede, interfere with or discourage the transactions contemplated by the Merger Agreement, including, without limitation: (1) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Peerless or any of its subsidiaries, (2) a sale or transfer of a material amount of assets of Peerless or any of its subsidiaries or the issuance of securities by Peerless or any of its subsidiaries; (3) any change in the Peerless Board of Directors, (4) any change in the present capitalization or dividend policy of Peerless or any of its subsidiaries (other than as contemplated by the Merger Agreement) or (5) any other material change in Peerless' or any of its subsidiaries' corporate structure or business.

            (c) He shall, upon request, grant Jack Henry an irrevocable proxy appointing Jack Henry or its designee(s), with full power of substitution, its attorney and proxy to vote all such Shareholder's Shares at any meeting of the stockholders of Peerless called to consider the Merger or in connection with any action by written consent by the stockholders of Peerless with respect to the Merger. Each Shareholder acknowledges and agrees that such proxy, if and when given, will be coupled with an interest, will be irrevocable and shall not be terminated by operation of law or otherwise upon the occurrence of any event and that no subsequent proxies will be given ( and if given will not be effective).

            (d) Nothing contained herein shall be deemed to vest in Jack Henry any direct or indirect ownership of any Shares. By reason of this Agreement, Jack Henry shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Peerless or exercise any power or authority to direct the Shareholders in the voting of any of the Shares (except as specifically provided herein) or the performance of the Shareholders' duties or responsibilities as stockholders, officers and directors of Peerless.

         5. NO SOLICITATION.

            (a) Each Shareholder represents that he is not engaged in any discussions or negotiations with third parties with respect to any Acquisition Proposal (as defined below). Each Shareholder agrees that he shall not, individually or with others, directly or indirectly, through any employee, representative or agent (i) solicit, initiate or encourage any inquiries or proposals which constitute, or would lead to, a proposal or offer for sale of the Shares, a merger, consolidation, business combination, sale of substantial assets, sale of substantial portion of the outstanding of the Shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving Peerless or any of its subsidiaries, other than the transactions contemplated by this Agreement or the Merger Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing herein shall prohibit any Shareholder, acting as an officer or Director of Peerless, from fulfilling his fiduciary duties to Peerless and its stockholders with respect to an unsolicited bona fide written Acquisition Proposal in accordance with section 7.15 of the Merger Agreement.

            (b) Each Shareholder agrees to notify Jack Henry immediately (in no even later than 24 hours) after receipt by him of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of Peerless by any person or entity that informed such Shareholder that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally or by facsimile and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contract.

         6. PUBLIC ANNOUNCEMENTS. The Shareholders will consult with Jack Henry before issuing any press release with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any press release prior to such consultation, except as may be required by applicable law.


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         7. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         8. TERMINATION. This Agreement shall terminate upon the earlier of (i) the Closing Date (as defined in the Merger Agreement), (ii) notice of termination being given by Jack Henry to the Shareholders, (iii) the termination of the Merger Agreement, or (iv) February 1, 1999. No such termination shall relieve any party from liability for any breach of this Agreement.

         9. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives and assigns. If any Shareholder shall at any time hereafter acquire ownership of, or voting power with respect to, any additional Shares in any manner, whether by exercise of options, operation of law or otherwise, such Shares shall be held subject to all of the terms and provisions of this Agreement.

         10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

         11. SEVERAL OBLIGATIONS. The obligations and covenants of the Shareholders herein are several and not joint.

         IN WITNESS WHEREOF, Jack Henry and the Shareholders have caused this Agreement to be duly executed on the date first above written.

                                                   JACK HENRY & ASSOCIATES, INC.


                                                   By:
                                                      --------------------------
                                                   Title:
                                                         -----------------------


                                                   SHAREHOLDERS:


                                                   -----------------------------
                                                   Rodney L. Armstrong, Jr.



                                                   -----------------------------
                                                   Steven W. Tomson



                                                   -----------------------------
                                                   Kevin W. Marsh


                                                   -----------------------------
                                                   Allen D. Fleener




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                           AGREEMENT WITH SHAREHOLDERS

                                   SCHEDULE A

                                          NO. OF SHARES OF PEERLESS COMMON STOCK
   SHAREHOLDER                                      OWNED BY SHAREHOLDER:
Rodney L. Armstrong, Jr.                                   769,440
Steven W. Tomson                                            26,725
Kevin W. Marsh                                             223,200
Allen D. Fleener                                           139,200